Designated Filer:	Basswood Partners, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 1-2, 2017

Joint Filer Information
Joint Filers:

1. Name:                          Basswood Partners, L.L.C.
Address: c/o Basswood Capital Management, LLC
645 Madison Avenue, 10th Floor
New York, NY 10022

2. Name:                          Basswood Enhanced Long Short GP, LLC
Address: c/o Basswood Capital Management, LLC
645 Madison Avenue, 10th Floor
New York, NY 10022